Cognigen Networks, Inc.                                                                                                NEWS RELEASE
10757 S. Riverfront Pkwy.
Suite 125
South Jordan, UT  84095                                                                                                 For Immediate Release at 1pm PSTFriday, December 14, 2007
www.cognigen.com

Cognigen Networks Announces Election of New Directors

South Jordan, UT, December 4, 2007/PRNewswire-First Call/ -- Cognigen Networks, Inc. (OTC Bulletin Board: CGNW), an online pay-per-action marketing network announced today the election of four new directors and the re-election of Robert K. Bench as a director of the company. The new directors are James U. Jensen, Roy D. Banks, John M. Knab, and John D. Thomas.

The directors were elected during Cognigen’s annual shareholder meeting that was held on December 10, 2007. Following the shareholder meeting, the reconstituted board of directors elected James U. Jensen to serve as Chairman of the Board.

James U. Jensen is also the Independent Board Chairman for the Wasatch Funds and served as Secretary and General Counsel of NPS Pharmaceuticals until 2004 and as a Director until 2001. Roy D. Banks has over 15 years of experience in the high-tech, Internet marketing and payment processing industries. He currently serves as President of Authorize.Net, a leading provider of Internet payment processing products and services. John M. Knab is the current CEO, President, and Chairman of Phonex Broadband Corporation, which develops, manufactures and distributes wireless voice, audio, and data technologies. Prior to joining Phonex , Mr. Knab served as the National Director for Verizon (Data Communication Products). John D. Thomas is the director of the microcap division for small public company listings for MCC Global NV, an international financial services and investment conglomerate based in London.

Additionally, Cognigen announced the appointment of Todd Esplin as Vice President of Corporate Development. Todd is a partner in BayHill Group LC, an investment strategy firm, and member of BayHill Capital LC, an investment group, and brings his experience in mergers, acquisitions, channel development and business development to Cognigen.  Cognigen anticipates that he will focus his efforts in these areas in an effort to augment Cognigen’s internal growth initiatives.

Cognigen’s President and CEO, Bob Bench, stated, “We are pleased with the opportunity to work with this group of professionals serving on our Board of Directors. Each new director brings specific value to Cognigen, which I believe will significantly help us in our strategies and plans to grow the company. The appointment of these new directors completes the next step in our initiative to strengthen Cognigen’s capabilities as a company and put in place an experienced and proven management team.” Mr. Bench also thanked the outgoing directors for their support and services over the past several years.

About Cognigen

Cognigen Networks, Inc. is an online affiliate marketing platform that allows over 80,000 independent agents worldwide the ability to sell residential and commercial products and services. Cognigen affiliates are provided with a self-replicating website as well as product-specific links to marketing web sites created in-house. By training agents on search engine marketing techniques, as well as real world sales strategies, Cognigen’s robust marketing engine delivers a large volume of new sales to our vendor partners on a consistent basis. Currently Cognigen works with the following marquee service providers: Telarus, Inc. (commercial telecommunication service providers include: AT&T, Qwest, ACC Business, XO, NuVox, TelePacific, PAETEC, Covad, Level3, Time Warner Telecom, Telnes, MegaPath, NewEdge Networks, Cavalier, and BandTel), InPhonic (cellular service providers include: AT&T, Sprint, Verizon, Alltel, and T-Mobile), VoIP.com, Packet8, 1-800-FREE411, and more. Since September of 1999, Cognigen has sold, on behalf of its vendors and for its own account, services and products to an estimated 880,000 customers worldwide.

In addition to historical statements, this release contains forward-looking statements, including, without limitation, statements relating to Cognigen Networks, Inc. (the “Company”) and its anticipated initiatives and operations.
The  Company may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass the Company’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date.  The Company assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, without limitation, risks and uncertainties associated with the integration of the assets and operations the Company acquired from Commission River Inc., the Company’s possible lack of producing agent growth, the Company’s possible inability to generate additional capital that will be necessary to continue and expand the Company’s operations, the Company’s possible lack of revenue growth, the Company’s possible inability to add new products and services that will be necessary to generate increased sales, the Company’s possible lack of cash flows, the Company’s possible loss of key personnel, the possibility of telecommunications rate changes and technological changes, the possibility of increased competition and other unanticipated factors.  Many of these risks are beyond the Company’s control.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in the Company’s filings with the Securities and Exchange Commission, including the section of the Company’s Annual Report on Form 10-KSB, entitled “Risk Factors.”

Source:                             Cognigen Networks, Inc.
    Contact:                         Robyn Farnsworth
            10757 S. Riverfront Pkwy.
            Suite 125
            South Jordan, UT  84095
            801-705-5128
            801-7059372
            robyn@bayhillgroup.com